FORM 5                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Check this box                             Washington, D.C. 20549
[ ] if no longer               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL
subject to Section 16.                           OWNERSHIP
[ ] Form 3 holdings     Filed pursuant to Section 16(a) of the Securities
reported.                Exchange Act of 1934,Section 17(a) of the Public
[ ] Form 4                 Utility Holding Company Act of 1935 or Section
transactions reported         30(h) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

 Siegel                            Todd                     E.
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	(Last)			     (First)			(Middle)

 12920 Automobile Boulevard
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				    (Street)

 Clearwater                        FL                       33762
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	(City)			     (State)			(Zip)
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2. Issuer Name and Ticker or Trading Symbol
  Medical Technology Systems, Inc. (AMEX:MPP)
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3. I.R.S.Identification Number of Reporting Person,if an entity (Voluntary)
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4. Statement for Month/Year
  December 2002
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5. If Amendment, Date of Original (Month/Day/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

   President and Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person
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Table I (PART 1)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title   | 2)Trans- | 2A)Deemed  | 3.Trans- |         4.Securities
of        |  action  | Execution  |  action  |           Acquired (A)
secur-    |  Date    | Date, if   |   Code   |          or Disposed
ity       |  (Month/ | any (month |          |          of (D)
          |  Day     | /day/year) |          |-------------------------
          |  /Year)  |                       |  Amount| A or D | Price
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 Common     11/29/02                   G        2,500     D
 Stock
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 Common
 Stock
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 Common
 Stock
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Table I (PART 2)
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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5) Amount of Securities |     6)Ownership       | 7)Nature of
   Beneficially Owned   |       form Direct     |  Indirect
   at the end of issuers|      (D) or Indirect  |   Beneficial
   issuer's fiscal year |      (I) Ownership    |
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 80,308                    D
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 1,756,125                 I                     By: Jade Partnership
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 1,100                     I                     By: Son
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Table II (PART 1)
Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1 through 5)
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1)Title  |2)Conver- |3)Trans-|3a)Deemed|  4)Trans- | 5)Number of Derivate
of       |  sion or |  action|Execution|   action  |   Securities
Deriv-   |  exercise|  Date  |date, if |   Code    |   Acquired (A) or
ative    |  price of| (month |any      |           |   Disposed of (D)
Security |  Derivate| /day/  |(month/  |-----------|----------------------
         |  Security| year)  |day/year)|  Code | V |    A   |  D
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Table II (PART 2)
Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 6 through 11)
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6) Date         |7)Title and   |      |9) Number   |10)Owner-  |11)Nature
Exercis-        |  Amount of   |8)    |   of       | ship      |   of In-
able and        |  Underlying  |Price |Derivative  | Form of   |   direct
Expiration      |  Security    |of    |Securities  | Deriviate |   benef-
                |--------------|Deriv-|Beneficially| Securities|    icial
--------------- |       |Amount|ative |Owned at    | Benef-    |   Owner-
       | Expir- |       |or    |Secur-|the end of  | icially   |     ship
Date   | ation  |       |Number|ities |the year    |           |
Exer-  | Date   |       |of    |      |            |           |
cisable|        | Title |Shares|      |            |           |
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Explanation of Responses:


     /s/ Todd E. Siegel                     December 30, 2002
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   SIGNATURE OF REPORTING PERSON                  DATE




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File 3 copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



JOINT FILER INFORMATION

Name:    Siegel Family QTIP Trust

Address: 12920 Automobile Boulevard
         Clearwater, Florida 33762

Designated Filer: Todd E. Siegel

Issuer & Tickler Symbol: Medical Technology Systems, Inc./AMEX:MPP

Date of Event Requiring Statement: November 29, 2002

SIEGEL FAMILY QTIP TRUST

By:  /s/ Todd E. Siegel
     ____________________________
      Todd E. Siegel, as Trustee